                                                                    Exhibit 3.5

                         MUTUAL HOLDING COMPANY CHARTER

                          MINDEN MUTUAL HOLDING COMPANY

         SECTION 1. CORPORATE TITLE. The name of the mutual holding company is Minden Mutual Holding Company (the "Mutual Company").

         SECTION 2. DURATION. The duration of the Mutual Company is perpetual.

         SECTION 3. PURPOSE AND POWERS. The purpose of the Mutual Company is to pursue any or all of the lawful objectives of a federal mutual savings and loan holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. Section1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and all acts amendatory thereof and supplemental thereto, subject to the Constitution and the laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("OTS").

         SECTION 4. CAPITAL. The Mutual Company shall have no capital stock.

         SECTION 5. MEMBERS. All holders of the savings, demand, or other authorized accounts of Minden Building and Loan Association (the "Association") are members of the Mutual Company. With respect to all questions requiring action by the members of the Mutual Company, each holder of an account in the Minden Building and Loan Association shall be permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the member's account. No member, however, shall cast more than one thousand votes. All accounts shall be nonassessable.

         SECTION 6. DIRECTORS. The Mutual Company shall be under the direction of a board of directors. The authorized number of directors shall not be fewer than five nor more than 15, as fixed in the Mutual Company's bylaws, except that the number of directors may be decreased to a number less than five or increased to a number greater than 15 with the prior approval of the Director of the OTS or his or her delegate.

         SECTION 7. CAPITAL, SURPLUS, AND DISTRIBUTION OF EARNINGS. The Mutual Company shall distribute net earnings to account holders of the Association on such basis and in accordance with such terms and conditions as may from time to time be authorized by the Director of the OTS, provided that the Mutual Company may establish minimum account balance requirements for account holders to be eligible for distributions of earnings.

         All holders of accounts of the Association shall be entitled to equal distribution of the assets of the Mutual Company, pro rata to the value of their accounts in the

Association, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Mutual Company.

         SECTION 8. AMENDMENT. Adoption of any preapproved charter amendment shall be effective after such preapproved amendment has been approved by the members at a legal meeting. Any other amendment, addition, change or repeal of this charter must be approved by the OTS prior to approval by the members at a legal meeting and shall be effective upon filing with the OTS in accordance with regulatory procedures.

                                        MINDEN MUTUAL HOLDING COMPANY

Attest:                                 By:
       ---------------------------         ----------------------------
        Russell A. Adams                   A. David Evans
        Secretary                          President and Chief Executive Officer


                                        OFFICE OF THRIFT SUPERVISION

Attest:                                 By:
       ---------------------------         ----------------------------
        Secretary of the Office of          Director of the Office of Thrift
        Thrift Supervision                  Supervision


Effective Date:
               --------------